October 2, 2013

American Eagle Energy Corporation 2549 W. Main Street, Suite 202 Littleton, Colorado 80120 Ladies and Gentlemen:

We have acted as counsel for American Eagle Energy Corporation, a Nevada corporation (the “Company”), in connection with the issuance by the Company of 13,709,386 shares of its common stock, par value $0.001 per share (the “Shares”) pursuant to the Purchase Agreement, dated October 2, 2013, by and between the Company and Northland Securities, Inc., as Representative of the Several Underwriters identified in Schedule I annexed thereto (the “Agreement”). Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Agreement. The Shares will be issued in an underwritten public offering pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-189191), as amended, filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus dated August 2, 2013 and prospectus supplement dated the date hereof (collectively, the “Prospectus”).

We have examined such documents and records, certified or otherwise identified to our satisfaction, as we deem necessary to render the opinions contained herein. In our examination, we have assumed, but have not independently verified, the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified, facsimile or other copies, and the authenticity of all such documents. We have relied, with your consent, as to matters of fact, upon certificates and written statements of officers and employees of and accountants for the Company or its subsidiaries and of public officials.

The opinion herein is limited to the matters set forth herein, and no other opinion should be implied beyond the matters expressly stated. This opinion is limited in all respects to the laws of the State of Nevada and we express no opinion as to the laws of any other jurisdiction.

Based on the foregoing, and subject to the qualifications hereinafter set forth, we are of the opinion that the Shares have been duly and validly authorized by all necessary corporate action and, when issued and delivered pursuant to the Agreement against payment of the consideration therefor specified therein, the Shares will be validly issued, fully paid, and non-assessable.

American Eagle Energy Corporation

October 2, 2013

The opinion expressed herein is given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that may change the opinion expressed herein after the date hereof or for any other reason.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement, and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Baker & Hostetler llp